                      FEDERAL DEPOSIT INSURANCE CORPORATION


                             WASHINGTON, D.C. 20429


                                   FORM 10-Q/A


             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                    FOR QUARTERLY PERIOD ENDED JUNE 30, 2003


                    FDIC INSURANCE CERTIFICATE NUMBER 26919-1


                               THE COMMUNITY BANK
                (Exact name of bank as specified in its charter)

                                 NORTH CAROLINA
         (State or other jurisdiction of incorporation or organization)


                                   56-1496834
                      (IRS Employer Identification Number)


        616 SOUTH KEY STREET, PILOT MOUNTAIN, NC               27041
        (Address of principal executive offices)             (Zip Code)


                                 (336) 368-9026
                  (Bank's telephone number including area code)


              Indicate by check mark whether the bank (1) has filed
            all reports required to be filed by Section 13or 15(d) of
                 the Securities Exchange Act of 1934 during the
          preceding twelve months (or for such shorter period that the bank was required to file such reports), and (2) has been
            subject to such filing requirements for the past 90 days.

                                   YES X NO __

         Indicate by check mark whether the bank is an accelerated filer
                 (as defined in Rule 12b-2 of the Exchange Act).

                                   YES __ NO X


 The number of shares outstanding of each of the Bank's classes of common stock, as of the latest practicable date were:

                      CLASS: COMMON STOCK - $2.50 PAR VALUE

                 OUTSTANDING AT JULY 28, 2003 - 1,597,863 SHARES

                               THE COMMUNITY BANK

                  FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2003

                                TABLE OF CONTENTS

                                     PART I

                                                                           Page
                                                                           ----
Item 1.  Financial Statements..........................................      3
         Notes to the Financial Statements.............................      8
Item 2.  Managements Discussion & Analysis.............................     13
Item 3.  Quantitative and Qualitative Disclosures about Market Risk....     18
Item 4.  Controls and Procedures.......................................     18


                                     PART II

Item 1.  Legal Proceedings.............................................     19
Item 2.  Changes in Securities and Use of Proceeds.....................     19
Item 3.  Defaults Upon Senior Securities...............................     19
Item 4.  Submission of Matters to a Vote of Securities Holders.........     19
Item 5.  Other Information.............................................     19
Item 6.  Exhibits and Reports on 8-K...................................     20






Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying works such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions of judgments of the Bank and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Bank's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.

PART 1. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

                               THE COMMUNITY BANK

                                 BALANCE SHEETS

                                                     June 30,     December 31,      June 30,
                                                       2003           2002            2002
                                                    Unaudited       Audited*        Unaudited
                                                  ------------    ------------    ------------
ASSETS:

Cash & due from banks                             $ 11,939,556    $  6,759,497    $  9,035,882
Interest earning deposits in banks                      47,699          32,901       1,632,433
Investment securities                               66,738,148      67,267,421      54,975,833

Loans                                              157,704,207     159,357,647     153,902,153
Less:  Allowance for loan losses                     4,984,111       4,890,516       4,604,803
                                                  ------------    ------------    ------------

    Net loans                                      152,720,096     154,467,131     149,297,350

Bank premises & equipment, net                       6,227,801       6,432,945       6,324,310
Interest receivable                                  1,282,187       1,460,676       1,377,155
Other assets                                         2,808,737       2,489,653       2,113,711
                                                  ------------    ------------    ------------

    Total assets                                  $241,764,224    $238,910,224    $224,756,674
                                                  ============    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
    Non-interest-bearing demand                   $ 31,687,041    $ 28,855,666    $ 29,732,137
    NOW & money market                              36,677,002      37,538,810      36,360,078
    Savings                                         13,708,229      13,132,411      12,341,977
    Large denomination certificates of deposit      38,223,826      38,802,750      35,269,204
    Other certificates of deposits                  80,318,252      82,631,592      79,513,736
                                                  ------------    ------------    ------------

    Total deposits                                 200,614,350     200,961,229     193,217,132

Borrowed funds                                       5,250,000       4,490,000               0
Repurchase agreements                                8,064,117       7,236,156       7,379,051
Accrued interest payable                               369,571         428,951         439,536
Other liabilities                                    1,927,299       1,665,967       1,622,047
                                                  ------------    ------------    ------------

    Total liabilities                              216,225,337     214,782,303     202,657,766
                                                  ------------    ------------    ------------

Commitments and Contingencies (Note 7)

Stockholders' equity:

Common Stock, $2.50 par value,
  4,000,000 shares authorized; 1,597,863,
  1,592,523 and 1,590,418 issued and
  outstanding at June 30, 2003,
  December 31, 2002 and June 30, 2002,
  respectively                                       3,994,658       3,981,308       3,976,045
Surplus                                              8,962,874       8,877,495       8,844,525
Undivided profits                                   12,331,245      11,010,487       8,992,131
Accumulated other comprehensive income                 250,110         258,631         286,207
                                                  ------------    ------------    ------------

    Total stockholders' equity                      25,538,887      24,127,921      22,098,908
                                                  ------------    ------------    ------------

    Total liabilities &
     stockholders' equity                         $241,764,224    $238,910,224    $224,756,674
                                                  ============    ============    ============

* Derived from audited financial statements.

                               THE COMMUNITY BANK

                            STATEMENTS OF OPERATIONS

                                                    Three Months Ended           Six Months Ended
                                                         June 30,                    June 30,
                                                 ------------------------    ------------------------
                                                    2003           2002         2003          2002
                                                 ----------    ----------    ----------    ----------
Interest Income
Interest and fees on loans                       $2,998,871    $3,016,109    $5,984,206    $6,013,124
Interest on investments                             599,056       753,006     1,262,726     1,547,882
                                                 ----------    ----------    ----------    ----------

    Total interest income                         3,597,927     3,769,115     7,246,932     7,561,006
                                                 ----------    ----------    ----------    ----------

Interest Expense
Deposits                                            851,588     1,046,620     1,779,167     2,241,778
Borrowed funds                                        7,314           875        11,890         3,653
Repurchase agreements                                23,983        40,091        52,811        74,553
                                                 ----------    ----------    ----------    ----------

    Total interest expense                          882,885     1,087,586     1,843,868     2,319,984
                                                 ----------    ----------    ----------    ----------

Net interest income                               2,715,042     2,681,529     5,403,064     5,241,022
Provision for loan losses                            92,162       155,642       160,364       406,653
                                                 ----------    ----------    ----------    ----------

    Net interest income after
      provision for loan losses                   2,622,880     2,525,887     5,242,700     4,834,369
                                                 ----------    ----------    ----------    ----------

Noninterest Income
Service charges and fees                            479,049       517,970       941,749     1,061,475
Other noninterest income                            135,315        78,880       247,571       281,065
                                                 ----------    ----------    ----------    ----------

Total noninterest income                            614,364       596,850     1,189,320     1,342,540
                                                 ----------    ----------    ----------    ----------

Noninterest Expense
Salaries and employee benefits                      927,719       891,031     1,893,025     1,862,592
Occupancy expenses                                   95,176       105,324       234,822       207,825
Equipment and fixtures expense                      133,555       113,935       256,060       260,367
Other noninterest expense                           416,006       482,660       832,010       949,961
                                                 ----------    ----------    ----------    ----------

   Total noninterest expense                      1,572,456     1,592,950     3,215,917     3,280,745
                                                 ----------    ----------    ----------    ----------

Income Before Income Taxes                        1,664,788     1,529,787     3,216,103     2,896,164
Income Taxes                                        565,708       484,699     1,096,470       915,462
                                                 ----------    ----------    ----------    ----------

Net Income                                       $1,099,080    $1,045,088    $2,119,633    $1,980,702
                                                 ==========    ==========    ==========    ==========

Net Income per share - Basic                     $     0.69    $     0.66    $     1.33    $     1.25

Net Income per share - Diluted                   $     0.68    $     0.65    $     1.31    $     1.22

Average Shares Outstanding - Basic                1,597,863     1,589,592     1,597,173     1,585,488

Effect of dilutive securities - stock options         8,681        28,015        18,498        42,683

Average Shares Outstanding - Diluted              1,606,544     1,617,607     1,615,671     1,628,171

                               THE COMMUNITY BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


SIX MONTHS ENDED: JUNE 30, 2003

                                                                                                     Accumulated
                                                                                                       Other           Total
                                                     Common Stock                       Undivided    Comprehensive  Stockholders'
                                                   Shares      Amount       Surplus      Profits       Income          Equity
                                                 ---------   ----------   ----------   -----------   -------------  -------------

Beginning balance 01/01/2003                     1,592,523   $3,981,308   $8,877,495   $11,010,487     $258,631      $24,127,921
Proceeds from stock options exercised                5,340       13,350       85,379             0            0           98,729
Net income                                               0            0            0     2,119,633            0        2,119,633
Unrealized losses on securities, net of tax              0            0            0             0       (8,521)          (8,521)
Cash dividends paid ($.50 per share)                     0            0            0      (798,875)           0         (798,875)
                                                 ---------   ----------   ----------   -----------   -------------  -------------
Balance at June 30, 2003                         1,597,863   $3,994,658   $8,962,874   $12,331,245     $250,110      $25,538,887
                                                 ================================================================================

SIX MONTHS ENDED: JUNE 30, 2002

                                                                                                     Accumulated
                                                                                                       Other           Total
                                                     Common Stock                       Undivided    Comprehensive  Stockholders'
                                                   Shares      Amount       Surplus      Profits       Income          Equity
                                                 ---------   ----------   ----------   -----------   -------------  -------------

Beginning balance 01/01/2002                     1,567,192   $3,917,980   $8,781,973    $7,614,694     $246,453      $20,561,100
Proceeds from stock options exercised               23,226       58,065       62,552             0            0          120,617
Net income                                               0            0            0     1,980,702            0        1,980,702
Unrealized gains on securities, net of tax               0            0            0             0       39,754           39,754
Cash dividends paid ($.38 per share)                     0            0            0      (603,265)           0         (603,265)
                                                 ---------   ----------   ----------   -----------   -------------  -------------
Balance at June 30, 2002                         1,590,418   $3,976,045   $8,844,525    $8,992,131     $286,207      $22,098,908
                                                 =========   ==========   ==========   ===========   =============  =============

See accompanying notes to financial statements

                               THE COMMUNITY BANK

                            STATEMENTS OF CASH FLOWS

                                                                   Six Months      Six Months
                                                                 Ended June 30,  Ended June 30,
                                                                      2003             2002
                                                                 --------------  --------------
Cash flows from operating activities:
     Net income                                                  $  2,119,633     $  1,980,702
     Adjustments to reconcile net income
       to net cash provided by operating activities:
          Depreciation and amortization                               255,868          209,223
          Amortization/accretion of fees, premiums
            and discounts on loans and investments                     55,740          (49,358)
          Provision for loan losses                                   160,364          406,653
          Deferred income tax benefit                                (183,001)         (75,001)
          Net gain  on sale of investment securities                  (21,750)         (10,582)
          Net (gain) loss on sale of other assets                       6,642            8,189
          Changes in assets and liabilities:
               Interest receivable                                    178,489           91,736
               Other assets                                          (121,889)          35,453
               Interest payable                                       (59,380)        (166,050)
               Other liabilities                                      261,332          258,236
                                                                 --------------  --------------
                    Net cash provided by operating activities       2,652,048        2,689,201
                                                                 --------------  --------------

Cash flows from investing activities:
     Proceeds from maturities and repayments of investments
       securities                                                  36,769,083       19,398,152
     Purchase of investment securities                            (36,301,550)      (9,782,359)
     Loan originations, net of principal repayments                 1,587,983      (12,093,608)
     Purchase of bank premises & equipment                            (56,743)        (323,813)
     Proceeds from sale of bank premises and equipment                  3,100           27,524
                                                                 --------------  --------------
                    Net cash provided (used) by investing
                      activities                                    2,001,873       (2,774,104)
                                                                 --------------  --------------

                               THE COMMUNITY BANK

                                                                   Six Months      Six Months
                                                                 Ended June 30,  Ended June 30,
                                                                      2003             2002
                                                                 --------------  --------------
Cash flows from financing activities:
     Net increase (decrease) in deposit accounts                  $  (346,879)     $ 1,770,089
     Proceeds from issuance of common stock                            98,729          120,617
     Dividends paid                                                  (798,875)        (603,265)
     Net increase (decrease) in borrowings                          1,587,961         (329,166)
                                                                 --------------  --------------
               Net cash provided by financing
                 activities                                           540,936          958,275
                                                                 --------------  --------------
               Net increase in cash and cash
                 equivalents                                        5,194,857          873,372
Cash and cash equivalents at beginning of period                    6,792,398        9,794,943
                                                                 --------------  --------------

Cash and cash equivalents at end of period                        $11,987,255      $10,668,315
                                                                 ==============  ==============

Supplemental disclosure of cash flow information:
     Cash paid for:
          Interest                                                $ 1,903,248      $ 2,486,034
                                                                 ==============  ==============

          Income taxes                                            $ 1,293,321      $ 1,163,603
                                                                 ==============  ==============

   Non-cash investing activities:
         Properties acquired through foreclosure                  $     7,500      $    62,400
                                                                 ==============  ==============

         Unrealized gains (losses) on securities, net of
           tax                                                    $    (8,521)     $    39,754
                                                                 ==============  ==============

NOTES TO FINANCIAL STATEMENTS


(1) BASIS OF PRESENTATION

These financial statements for The Community Bank include all adjustments that management feels necessary for a fair presentation of the results for the periods presented in conformity with accounting principles generally accepted in the United States of America. The results of operations for the three and six-month periods ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year. The statements should be read in conjunction with the notes to Financial Statements included in the Bank's Annual Report for the fiscal year ended December 31, 2002, mailed to stockholders on February 24, 2003 and filed with the FDIC on Form 10-K.


(2) COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of comprehensive income and related tax effects are as follows:

                                                   Three months ended               Six months ended
                                              -----------------------------   -----------------------------
                                              June 30, 2003   June 30, 2002   June 30, 2003   June 30, 2002
                                              -------------   -------------   -------------   -------------
Net Income                                      $1,099,080      $1,045,088      $2,119,633      $1,980,702
                                              -------------   -------------   -------------   -------------

Other comprehensive income:
   Investment Securities:
       Unrealized holding gains (losses) on
          available for sale securities            (24,051)        312,218         (18,939)        (58,205)

       Tax effect                                    8,178         (98,973)         10,418         (18,451)
                                              -------------   -------------   -------------   -------------

       Total other comprehensive income
         (loss)                                    (15,873)        213,245          (8,521)         39,754
                                              -------------   -------------   -------------   -------------

Comprehensive Income                            $1,083,207      $1,258,333      $2,111,112      $2,020,456
                                              =============   =============   =============   =============

(3) STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

Net Income:                                         Three months ended                  Six months ended
                                               ------------------------------    ------------------------------
     As reported                               June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                               -------------    -------------    -------------    -------------
        Deduct: Total stock based employee       $1,099,080       $1,045,088       $2,119,633       $1,980,702
                compensation expense
                determined under fair value
                method for all awards, net
                of related tax effects               (2,102)          (2,102)          (4,204)          (4,204)
                                               -------------    -------------    -------------    -------------
     Pro forma                                   $1,096,978       $1,042,986       $2,115,429       $1,976,498
                                               =============    =============    =============    =============

Basic net income per share:

     As reported                                 $     0.69       $     0.66       $     1.33       $     1.25

     Pro forma                                   $     0.69       $     0.66       $     1.32       $     1.25

Diluted net income per share:

     As reported                                 $     0.68        $     0.65      $     1.31       $     1.22

     Pro forma                                   $     0.67        $     0.64      $     1.31       $     1.21

(4) COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded lines of credit, and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit and standby letter of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent cash requirements.

As of June 30, 2003 and 2002, outstanding financial instruments whose contract amounts represent potential credit risk were as follows:

                                           June 30, 2003         June 30, 2002
                                           -------------         -------------
Unfunded loans and lines of credit          $19,232,488           $17,475,830
Standby letters of credit                       746,200               649,655
                                           -------------         -------------
                                            $19,978,688           $18,125,485
                                           =============         =============

The Bank's lending is concentrated primarily in Surry County, North Carolina and the surrounding communities in which it operates. Credit has been extended to certain Bank customers through multiple lending transactions.

(5) AVERAGE BALANCES

The following table sets forth the percentage relationships of significant components of the Bank's balance sheets as of the dates indicated:

                                                                                   Six Months Ended
                                                  -------------------------------------------------------------------------------
                                                                 June 30, 2003                              June 30, 2002
                                                  -------------------------------------------------------------------------------
Average Assets:                                       Amount        Percent    Percent             Amount       Percent   Percent
                                                      ------        -------    -------             ------       -------   -------
Net loans                                         $  154,986,052     64.68%     69.88%        $  144,781,003     64.03%    69.44%
Investment Securities                                 65,067,432     27.15%     29.34%            61,218,271     27.08%    29.36%
Federal funds & interest-earning deposits              1,722,561      0.72%      0.78%             2,502,307      1.11%     1.20%
                                                  --------------    -------    -------        --------------    -------   -------

Total average earning assets                         221,776,045     92.55%    100.00%           208,501,581     92.22%   100.00%
                                                  --------------    -------    =======        --------------    -------   =======

Average NonInterest Earning Assets:

Cash and due from banks                                7,751,976      3.24%                        7,826,352      3.46%
Premises and equipment, net                            6,326,831      2.64%                        6,355,654      2.81%
Other assets                                           3,769,106      1.57%                        3,419,558      1.51%
                                                  --------------    -------                   --------------    -------

Total average noninterest earning assets              17,847,913      7.45%                       17,601,564      7.78%
                                                  --------------    -------                   --------------    -------

Total average assets                              $  239,623,958    100.00%                   $  226,103,145    100.00%
                                                  ==============    =======                   ==============    =======

Average Deposits & Interest-bearing Liabilities:

Demand                                            $   29,224,296      0.00%     14.47%        $   29,223,064      0.00%    14.98%
NOW                                                   31,183,580     17.02%     15.44%            29,763,629     17.16%    15.25%
Money market                                           6,729,835      3.67%      3.33%             6,458,050      3.72%     3.31%
Savings                                               13,248,787      7.23%      6.56%            11,748,559      6.77%     6.02%
Large denomination CDs                                39,210,289     21.40%     19.42%            38,285,732     22.07%    19.62%
Small denomination CDs                                82,325,556     44.95%     40.78%            79,653,783     45.94%    40.82%
                                                  --------------    -------    -------        --------------    -------   -------

Total average deposits                               201,922,343     94.27%    100.00%           195,132,817     95.66%   100.00%
                                                                               =======                                    =======

Repurchase agreements                                  7,429,051      4.06%                        7,171,467      4.13%
Borrowed funds                                         3,064,696      1.67%                          356,741      0.21%
                                                  --------------    -------                   --------------    -------

Total average interest-bearing liabilities        $  183,191,794    100.00%                   $  173,437,961    100.00%
                                                  ==============    =======                   ==============    =======

(6) NONINTEREST INCOME AND NONINTEREST EXPENSE


The major components of noninterest income are as follows:

                                                 Three months ended                Six months ended
                                            -----------------------------   -----------------------------
                                            June 30, 2003   June 30, 2002   June 30, 2003   June 30, 2002
                                            -------------   -------------   -------------   -------------
Service charges on deposit accounts           $ 121,274       $ 125,731       $  246,862      $  260,939
Other service charges and fees                  365,766         403,264          702,878         811,561
Mortgage fees                                    50,705          38,041           95,493          96,669
Insurance and debt cancellation income           11,308           8,982           29,791         110,535
Gain on sale of securities                       12,000           3,081           21,750          10,582
Other income                                     53,311          17,751           92,546          52,254
                                            -------------   -------------   -------------   -------------

Total noninterest income                      $ 614,364       $ 596,850       $1,189,320      $1,342,540
                                            =============   =============   =============   =============

The major components of noninterest expense are as follows:

                                                 Three months ended                Six months ended
                                            -----------------------------   -----------------------------
                                            June 30, 2003   June 30, 2002   June 30, 2003   June 30, 2002
                                            -------------   -------------   -------------   -------------
Salaries & employee benefits                 $  927,719       $ 891,031       $1,893,025      $1,862,592
Occupancy                                        95,176         105,324          234,822         207,825
Equipment and fixtures expense                  133,555         113,935          256,060         260,367
Printing & supplies                              57,972          64,898          128,358         122,369
FDIC deposit insurance                            7,883           8,154           15,775          16,319
CPA & legal fees                                 22,364          12,870           37,236          26,345
Noncredit losses                                  9,574          13,453           16,400          16,619
Telephone                                        41,609          39,044           82,279          83,612
Postage                                          39,049          39,837           69,296          86,382
Advertising                                       8,702           8,303           12,937          17,149
Visa Check & ATM expense                         27,574          21,845           55,296          46,405
Courier fees                                     26,670          25,101           50,322          50,917
Education & seminars                              1,545           4,299            4,905           2,645
Travel expense                                    8,625           8,767           10,367          16,751
Director fees                                    18,100          11,825           29,950          25,000
Contributions                                     9,925          11,623           18,066          21,913
Outside services                                 49,757          33,821          107,797          90,714
Software maintenance                             34,463          52,609           63,463          80,787
Other Operating expense                          52,194         126,211          129,563         246,034
                                            -------------   -------------   -------------   -------------

Total noninterest expense                    $1,572,456      $1,592,950       $3,215,917      $3,280,745
                                            =============   =============   =============   =============

(7) NONPERFORMING ASSETS

The table sets forth, for the dates indicated, information with respect to nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

                                               June 30, 2003   December 31, 2002
                                               -------------   -----------------
Nonaccrual loans                                 $        0      $           0
Restructured loans                                        0                  0

Real estate owned                                   201,920            198,143
                                               -------------   -----------------
      Total nonperforming assets                 $  201,920            198,143
                                               =============   =================

Accruing loans past due 90 days or more          $  256,455      $     151,083
Allowance for loan losses                        $4,960,703      $   4,890,516
Nonperforming loans to period end net loans            0.13%              0.13%
Allowance for loan losses to period end total
  loans                                                3.16%              3.07%
Nonperforming assets to total assets                   0.08%              0.08%

ITEM 2. MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

                             Selected Financial Data
--------------------------------------------------------------------------------

                                            Three Months Ended               Six Months Ended
                                       -----------------------------   -----------------------------
                                       June 30, 2003   June 30, 2002   June 30, 2003   June 30, 2002
                                       -------------   -------------   -------------   -------------
Interest income                        $   3,597,927   $   3,769,115   $   7,246,932   $   7,561,006
Interest expense                             882,885       1,087,586       1,843,868       2,319,984
Net interest income                        2,715,042       2,681,529       5,403,064       5,241,022
Net income                                 1,099,076       1,045,088       2,119,633       1,980,702
Net income per share - basic           $        0.69   $        0.66   $        1.33   $        1.25
Net income per share - diluted         $        0.68   $        0.65   $        1.31   $        1.22

SELECTED RATIOS:

Yield on interest earning assets                6.51%           7.25%           6.59%           7.31%
Interest rate spread                            4.57%           4.74%           4.56%           4.62%
Net interest margin                             4.91%           5.16%           4.91%           5.07%
Return on average assets                        1.83%           1.84%           1.78%           1.77%
Return on average equity                       17.65%          19.56%          17.38%          18.93%
Average equity to average assets               10.38%           9.42%          10.27%           9.33%
Average loans to average deposits              76.40%          73.95%          76.76%          74.20%

SELECTED AVERAGES:

Average Assets                         $ 240,765,679   $ 227,485,369   $ 239,623,958   $ 226,103,145
Average stockholders' equity              24,979,810      21,433,359      24,598,880      21,100,615
Average interest-earning assets          222,850,265     209,820,639     221,776,045     208,501,581
Average interest-bearing liabilities   $ 183,022,600   $ 173,885,293   $ 183,191,794   $ 173,437,961

AT END OF PERIOD:
                                       June 30, 2003  December 31, 2002
                                       -------------  -----------------
Net loans                              $ 152,720,096   $ 154,467,131
Investments                               66,738,148      67,267,421
Total assets                             241,764,224     238,910,224
Deposits                                 200,614,350     200,961,229
Stockholders' equity                   $  25,538,887   $  24,127,921
Outstanding shares                         1,597,863       1,592,523

FINANCIAL CONDITION AT JUNE 30, 2003 AND DECEMBER 31, 2002

During the six months ended June 30, 2003, total assets increased by $2.9 million, or 1.19%, to $241.8 million. Deposits decreased to $200.6 million, down 0.17%. Borrowings and repurchase agreements rose $1.6 million to a total of $13.3 million at period end. At June 30, 2003, loans totaled $157.7 million, a decrease of $1.7 million, or 1.04%, during the six months.

Total liquid assets, defined as cash and due from banks, interest-earning bank deposits and investment securities, increased by $4.6 million during the six months, to $78.7 million at June 30, 2003 versus $74.1 million at the beginning of the period. The composition of liquid assets is structured to take advantage of the more favorable interest rates that are being paid on investment securities as compared to overnight investments.

Customer deposits continue to be the primary funding source for the Bank. At June 30, 2003, total deposits were down $347 thousand from $201.0 million at year-end 2002. Repurchase agreements increased by $828 thousand and short-term borrowed funds increased $760 thousand. As our branch network continues to grow and mature, the Bank looks to the volume of core deposits to provide a large portion of the funding mix. Even though total deposits decreased during the first six months of 2003, core deposits increased $232 thousand for the six-month period and represented 80.95% of total deposits at period end.

The capital position remains strong, with all of the regulatory capital ratios at levels that are "well capitalized" under federal bank regulatory capital guidelines. At June 30, 2003, stockholders' equity totaled $25.5 million, and this represented an increase of $1.4 million from the December 31, 2002 balance. Increases included net income for the period of $2.1 million plus, proceeds from the issuance of common stock in the amount of $99 thousand. Capital was reduced during the period by $799 thousand of dividends paid and a decrease in net unrealized gains on investment securities available for sale of $9 thousand, net of tax.


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

Net Income. Net income for the six months ended June 30, 2003 was $2.1 million, an increase of $139 thousand from the same six-month period in 2002. Net income per share was $1.33 basic and $1.31 diluted for the six months ended June 30, 2003, as compared with $1.25 basic and $1.22 diluted for the same period in 2002. Continued problems in the economy and record low interest rates have reduced the opportunities for growth in the Bank's local markets. Total assets averaged $239.6 million during the current six-month period as compared to $226.1 million in the prior period, an increase of 5.98%. Low interest rates have resulted in contracting net interest margins. The net interest margin decreased to 4.91%, down 16 basis points from 5.07% for the first six months of 2002. Net interest income grew 3.09%, compared with the same period in 2002. Net income also benefited from a decrease in the loan loss provision in the amount of $246 thousand and a decrease in noninterest expenses of $65 thousand, which were offset by a decrease in noninterest income of $153 thousand. Expense growth included increased equipment depreciation resulting from the shortening of the average life of certain computer equipment during the period, increased occupancy cost for repairs to property during the period and increased general expenses associated with the growth in transactions processed which were partially offset by the elimination of $52 thousand of deposit premium amortization which was fully expensed in October 2002 and a $35 thousand decrease in expenses associated with other real estate. Net income for the first six months of 2003 reflected a 1.78% return on average assets compared to 1.77% in 2002 and the Bank's return on average equity was 17.38% in 2003 compared to 18.93% in 2002.

Net Interest Income. During the six months ended June 30, 2003, net interest income increased by $162 thousand to $5.4 million. Total interest income benefited from growth in the level of average earning assets, which offset lower asset yields caused by continued low interest rates. The rates earned on a significant portion of the loan portfolio declined as customers continue to press for lower rates on existing credit through refinancing or negotiating a reduction of the rate on their loan. Conversely, most of the interest-bearing liabilities, including certificates of deposit, have rates fixed until maturity. As a result, interest rate reductions will generally result in an immediate drop in our interest income on loans, with a more delayed impact on interest expense. Average interest-earning assets increased $13.3 million, or 6.37%, during the six months ended June 30, 2003 as compared to the same period in 2002. The average yield on interest-earning assets decreased by 72 basis points from 7.31% to 6.59%. The average interest-bearing liabilities increased by $9.8 million, or 5.62%. The average cost of total interest-bearing liabilities decreased by 67 basis points from 2.70% to 2.03%. For the six months ended June 30, 2003 the interest spread was 4.56%. For the six months ended June 30, 2002, the interest spread was 4.62%.

Provision for Loan Losses. The provision for loan losses for the six months ended June 30, 2003 was $160 thousand, representing a decrease of $247 thousand from the $407 thousand provision made for the six months ended June 30, 2002. Management has continued to add to level of allowance for loan losses in response to continued trouble in the economy, which has resulted in plant closings and lay offs in the Bank's local market area. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. Net loan charge-offs totaled $67 thousand during the six months ended June 30, 2003, up from $33 thousand during the six months ended June 30, 2002. On an annualized basis, the percentage of net loan charge-offs to average loans outstanding was 0.04% and 0.02% for the six months ended June 30, 2003 and 2002 respectively. At June 30, 2003, there were no nonaccrual loans, while the allowance for loan losses stood at $5.0 million, or 3.16% of gross loans. Management believes that the allowance is adequate to absorb probable losses inherent in the loan portfolio.

Noninterest income. For the six months ended June 30, 2003, noninterest income decreased by $153 thousand, or 11.41% to $1.2 million from $1.3 million for the same period the prior year. There was a decrease in service charges and fees of $120 thousand, which included a $111 thousand decrease in NSF charges associated with stabilization at a lower level of use of the Bounce Protection product which was introduced in December 2001. Future changes in NSF charges, are expected to reflect the growth in demand deposits in future periods. The first quarter of 2002 included income of $95 thousand resulting from an adjustment in deferred insurance income during the period. Mortgage referral income decreased $1 thousand for the six months of 2003 compared to the same period in 2002. There were gains on the sale of securities of $22 thousand during the six-month period of 2003 compared to $11 thousand during the same period of 2002.

Noninterest Expense. Noninterest expenses are maintained at levels that management believes are appropriate given the nature of the Bank's operations and the investments in personnel and facilities that are necessary to generate growth. The ratio of noninterest expenses to average total assets was 1.34% for the six-month period ended June 30, 2003 compared to 1.45% in 2002. For the six months ended June 30, 2003, noninterest expense decreased $65 thousand, or 1.98%. Salaries and employee benefit expense increased $30 thousand, or 1.63%. There was increased salary expense of $57 thousand, increased costs associated with employee insurance and payroll taxes of $21 thousand and a substantial decrease in the employee bonus accrual. Occupancy and equipment expense increased $23 thousand, or 4.85%. Other expenses decreased $118 thousand, or 12.42%. The efficiency ratio for the six months ended June 30, 2003 was 48.78% compared to 49.83% for the same period of 2002.

Provision for Income Taxes. The provision for income taxes, as a percentage of income before income taxes, was 34.09% and 31.61%, respectively, for the six months ended June 30, 2003 and 2002. The increase resulted from a lower level of tax exempt interest income during the current period.

       RESULTS OF OPERATIONS FOR THE QUARTERS ENDED JUNE 30, 2003 AND 2002

Net Income. Net Income for the second quarter ended June 30, 2003 was $1.1 million, an increase of $54 thousand from the same three-month period in 2002. Net income per share was $0.69 basic and $0.68 diluted for the quarter ended June 30, 2003 and $0.66 basic and $0.65 diluted for the same quarter in 2002. Management has made the strategic decision to price loans and deposits at a level that maintains targeted interest rate spreads at the expense of stronger growth. Net interest income increased $34 thousand, compared with the same quarter in 2002. Noninterest income increased by $18 thousand, while noninterest expense decreased by $20 thousand when comparing the two periods.

Net Interest Income. During the quarter ended June 30, 2003, net interest income increased 1.25% to $2.7 million compared to the same quarter in 2002. Total interest income benefited from growth in the level of average earning assets of $13.3 million, which offset lower asset yields caused by the decline in interest rates that occurred. The rates earned on a significant portion of loans adjust immediately when index rates such as our prime change. Conversely, most of our interest-bearing liabilities, including certificates of deposit and borrowings, have rates fixed until maturity. As a result, interest rate reductions will generally result in an immediate drop in our interest income on loans, with a more delayed impact on interest expense. The average yield on interest earning assets decreased by 74 basis points from 7.25% to 6.51%. The average cost of total interest-bearing liabilities decreased by 59 basis points from 2.52% to 1.93%. For the quarter ended June 30, 2003, the interest spread was 4.57% and the interest margin was 4.91%. For the quarter ended June 30, 2002 the interest spread was 4.74% and the net interest margin was 5.16%.

Provision for Loan Losses. The provision for loan losses for the quarter ended June 30, 2003 was $92 thousand representing a decrease of $64 thousand from the $156 thousand provision we made for the quarter ended June 30, 2002. Management continues to increase the level of allowance for loan losses in response to the continued troubled economy despite the fact that loan demand is soft. Although loan quality remains high, layoffs and plant closings in the Bank's market could result in higher levels of loan problems going forward. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. Net loan charge-offs, which totaled $53 thousand during the quarter ended June 30, 2003, were up from $0 during the quarter ended June 30, 2002. Management believes that the allowance is adequate to absorb losses inherent in our loan portfolio.

Noninterest Income. For the quarter ended June 30, 2003, noninterest income increased by $18 thousand or 2.93% to $614 thousand compared to the same period in the prior year. Increases for the quarter ended June 30, 2003 include an increase of $13 thousand in mortgage referral fees resulting from an increased volume of mortgage loan originations. Service charges and fee income were down $39 thousand resulting from a decrease in NSF charges associated with a product called Bounce Protection which was introduced in December 2001. The usage of this product peaked early in 2002 and has stabilized at the somewhat lower expected levels in subsequent quarters.

Noninterest Expense. For the quarter ended June 30, 2003, noninterest expense decreased $20 thousand down 1.29%. Salaries and employee benefit expense increased $37 thousand or 4.12%. Occupancy and equipment expense increase $9 thousand, or 4.32%. Other expenses decreased $67 thousand. For the quarter ended June 30, 2002, on an annualized basis, the ratio of noninterest expenses to average total assets improved to 2.61% as compared with 2.80% for the same quarter in 2002.

Provision for Income Taxes. Our provision for income taxes, as a percentage of income before income taxes, was 33.98% and 31.68% for the quarter ending June 30, 2003 and 2002 respectively.

LIQUIDITY AND CAPITAL RESOURCES

Market and public confidence in our financial strength and in the strength of financial institutions in general will largely determine the Bank's access to appropriate levels of liquidity. This confidence is significantly dependent on the Bank's ability to maintain sound asset quality and appropriate levels of capital resources.

Liquidity is defined as our ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. Management measures our liquidity position by giving consideration to sources of, and demands for, funds on a daily and weekly basis.

Sources of liquidity include cash and cash equivalents, investment securities eligible for pledging to secure borrowings from dealers and customers pursuant to securities sold under repurchase agreements, investments available for sale, loan repayments, loan sales, deposits, and borrowings from the Federal Home Loan Bank and from correspondent banks under overnight federal funds credit lines. In addition to interest rate-sensitive deposits, the Bank's primary demand for liquidity is anticipated funding under credit commitments to customers.

The Bank's liquidity ratio on June 30, 2003 was 31.63% compared to 29.13% on December 31, 2002. The Bank has available lines of credit in the amounts of $12.5 million from various correspondent banks to purchase federal funds on a short-term basis. The Bank also has the ability to borrow up to $26.6 million from the Federal Home Loan Bank of Atlanta, with $5.3 million outstanding at June 30, 2003 and the ability to borrow up to $8.0 million from the Federal Reserve Bank of Richmond, with no outstanding balances on June 30, 2003. At June 30, 2003, the Bank had outstanding commitments to extend credit of $20 million. Management believes that our combined aggregate liquidity position is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

The Bank had $27.4 million total risk based capital, which represents 16.78% of risk adjusted assets on June 30, 2003. The total capital to adjusted total average assets was 15.51% and the tier 1 leverage ratio was 10.50%. The Bank is "well capitalized" by the regulatory standards.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

The Bank's primary market risk is interest rate risk. Interest rate risk is the result of differing maturities or repricing intervals of interest earning assets and interest bearing liabilities and the fact that rates on these financial instruments do not change uniformly. These conditions may impact the earnings generated by the Bank's interest earning assets or the cost of its interest bearing liabilities, thus directly impacting the Bank's overall earnings. The Bank's management actively monitors and manages interest rate risk. One way this is accomplished is through the development of and adherence to the Bank's asset and liability policy. This policy sets forth management's strategy for matching the risk characteristics of the Bank's interest earning assets and liabilities so as to mitigate the effect of changes in the rate environment. The Bank does not maintain a trading account nor is the Bank subject to currency exchange risk or commodity price risk.

Management does not believe there has been any significant change in the overall analysis of financial instruments considered market risk sensitive, as measured by the factors of contractual maturities, average interest rates and estimated fair values, since June 30, 2003.

One way to measure the Bank's potential exposure to interest rate risk is to estimate the effect of a change in rates on the Bank's Economic Value of Equity ("EVE"). The following table sets forth information relating to the Bank's EVE and the estimated changes under various interest rate change scenarios as of June 30, 2003 (in thousands).


                                 Economic Value      Estimated      Estimated
Change in Interest Rates           of Equity          $ Change       % Change
--------------------------------------------------------------------------------

400 basis point rise                  18,806           (7,987)         -30%
300 basis point rise                  20,714           (6,079)         -23%
200 basis point rise                  24,413           (2,380)          -9%
100 basis point rise                  25,587           (1,206)          -5%
Base Scenario                         26,793                0            0%
100 basis point decline               28,007            1,214            5%
200 basis point decline               28,977            2,184            8%
300 basis point decline               29,626            2,833           11%
400 basis point decline               30,478            3,685           14%


Computation of perspective effects of hypothetical interest rate changes, such as the above computations, are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, bond maturities and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions management could undertake in response to sudden changes in interest rates.


ITEM 4. CONTROLS AND PROCEDURES

Within the 90 days prior to the date of this report, the Bank carried out an evaluation under the supervision and with the participation of the Bank's management, including the Bank's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bank's disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-14. Base upon the evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Bank's disclosure controls and procedures are effective in timely alerting them to material information relating to the Bank required to be included in the Bank's periodic FDIC filings. There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

PART II OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

The Bank is defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the operations, liquidity or financial position of the Bank.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

There were no material modifications to any class of registered securities


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

There was no default with respect to any indebtedness of the Bank.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

None


ITEM 5.  OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) 3. (1)        Articles of Incorporation of The Community Bank dated
                  March 9, 1987 was filed as Exhibit 3(1) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (1.a)      Articles of Amendment of The Community Bank dated June 29,
                  1990 was filed as Exhibit 3(1.a) to the Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (1.b)      Articles of Amendment of The Community Bank dated August 18,
                  1989 was filed as Exhibit 3(1.b) to the Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (2)        Bylaws of The Community Bank was filed as Exhibit 3(2) to the
                  Bank's Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
    4.            The Community Bank Common Stock Certificate was filed as
                  Exhibit 4 to the Bank's Annual Report on Form 10K December 31,
                  2002, and is incorporated herein by reference.
   10. (1)        Copy of The Community Bank Stock Option Plan for Key
                  Employees was filed as Exhibit 10(1) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (2)        Copy of The Community Bank Stock Option Plan for Directors was
                  filed as Exhibit 10(2) to the Bank's Annual Report on Form 10K
                  December 31, 2002, and is incorporated herein by reference.
       (3)        Copy of the Employment Agreement dated November 1, 1991 for
                  James O. Frye was filed as Exhibit 10(3) to the Bank's Annual
                  Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (4)        Copy of the Senior Management Supplemental Executive
                  Retirement Plan was filed as Exhibit 10(4) to the Bank's
                  Annual Report on Form 10K December 31, 2002, and is incorporated herein by reference.
       (5)        Copy of the Deferred Compensation Agreement was filed as
                  Exhibit 10(5) to the Bank's Annual Report on Form 10K
                  December 31, 2002, and is incorporated herein by reference.
   11.            Statement re: Computation of Per Share Earnings - Reference is
                  made to the Bank's Consolidated Statements of Operations attached hereto as Part 1 Item 1, which are incorporated herein by reference

(a) 99 (1)        Certification of Chief Executive Officer pursuant to
                  Section 906 of the Sarbanes-Oxley Act
       (2)        Certification of Chief Financial Officer pursuant to
                  Section 906 of the Sarbanes-Oxley Act
       (3)        Certification of Chief Executive Officer pursuant to
                  Section 302
       (4)        Certification of Chief Financial Officer pursuant to
                  Section 302


(b) Reports on Form 8-K - Form 8-K dated July 18, 2003 reporting earnings for second quarter is incorporated herein by reference.
                       - Amended Form 8-K dated March 18, 2003 is incorporated
                         herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        THE COMMUNITY BANK

Date: August 4, 2003    By: /s/ James O. Frye
                            ----------------------------------------------------
                            James O. Frye
                            Chairman, President and Chief Executive Officer


Date: August 4, 2003    By: /s/ Merle B. Andrews
                            ----------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer

EXHIBIT 99(1)

                               THE COMMUNITY BANK

  CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO 18 U.S.C. SECTION 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned James O. Frye, President, Chief Executive Officer and Chairman of the Board of Directors of The Community Bank, certifies that the Quarterly Report of Form 10-Q for the quarter ended June 30, 2003 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: August 4, 2003         By: /s/ James O. Frye
                                 -----------------------------------------------
                                 James O. Frye
                                 Chairman, President and Chief Executive Officer

EXHIBIT 99(2)

                               THE COMMUNITY BANK

  CERTIFICATION OF PERIODIC FINANCIAL REPORT PURSUANT TO 18 U.S.C. SECTION 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned Merle B. Andrew, Executive Vice President and Chief Financial Officer of The Community Bank, certifies that the Quarterly Report of Form 10-Q for the quarter ended June 30, 2003 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Bank.

Date: August 4, 2003    By: /s/ Merle B. Andrews
                            ----------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer

EXHIBIT 99(3)

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            SECTION 302 CERTIFICATION

I, James O. Frye, certify that:

(1) I have reviewed this quarterly report on Form 10-Q of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15e and 15d-15e) and internal control over financial reporting (as defined in Exchange Act Rules 13a - 15(f) and 15d - 15(f)) for the registrant and have:

         (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

         (b) Designed such internal control over financial reporting; or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

         (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting


Date: August 4, 2003         By: /s/ James O. Frye
                                 -----------------------------------------------
                                 James O. Frye
                                 Chairman, President and Chief Executive Officer

EXHIBIT 99(4)

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

                            SECTION 302 CERTIFICATION

I, Merle B. Andrews, certify that:

(1) I have reviewed this quarterly report on Form 10-K of The Community Bank, a North Carolina bank;

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15e and 15d-15e) and internal control over financial reporting (as defined in Exchange Act Rules 13a - 15(f) and 15d - 15(f)) for the registrant and have:

         (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision; to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

         (b) Designed such internal control over financial reporting; or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

         (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting


Date: August 4, 2003    By: /s/ Merle B. Andrews
                            ---------------------------------------------------
                            Merle B. Andrews
                            Executive Vice President and Chief Financial Officer